UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

000-29922
(Commission File Number)

REGISTRATION STATEMENT FILED PURSUANT TO THE SECURITIES ACT OF 1933

Date of Report: February 2, 2007

PURE CAPITAL INCORPORATED
(Exact name of registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

2007 STOCK INCENTIVE PLAN
(Full Title of Plan)

250 Blairgowrie Place Nanaimo, BC Canada V9T 4P5
(Address of principal executive offices including zip code)

250-741-6340
(Registrant’s telephone number, including area code)

with a copy to:
Luis Carrillo, Esq.
SteadyLaw Group, LLP
501 W. Broadway, Suite 800
San Diego, CA 92101
Tel No. (619) 399-3090
Fax No. (619) 330-1888

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum Aggregate offering Price for this amended Form S-8 filing	Amount of Registration fee
    Common Stock (no par value)	10,000,000	$0.37	$3,700,000	$395.90
(1)
Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the closing price of the registrant's common stock as of February 1, 2007, a date within five business days prior to the date of filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the "Note" to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Pure Capital Incorporated (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference and made a part hereof:

(1)	The Company’s Transition Report filed on Form 20-F on November 27, 2006;
(2)	Report of Foreign Private Issuer filed on Form 6-K on November 29, 2006;
(3)	The Company’s Annual Report filed on Form 20-F on July 17, 2006;
(4)	The description of the Company’s Common Stock contained in our Form 20-F filed on November 27, 2006; and
(5)	The Company’s Annual Report filed on Form 20-F on August 15, 2005.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein. Any statement contained herein or in any document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES

Not Applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Canadian Business Corporation Act (the “CBCA”), the Company may indemnify a current or former director or officer of the company or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or another entity.

However, indemnification is prohibited under the CBCA unless the individual:

•	acted honestly and in good faith with a view to the Company’s best interests for which the individual acted as director or officer or in a similar capacity at the Company’s request;
•
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful; and

•	was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The CBCA provides that the Company may also advance monies to a director, officer or other individual for costs, charges and expenses incurred in connection with a proceeding referred to above.

The Company’s bylaws require the Company to indemnify, to the fullest extent permitted by the CBCA, each of the Company’s current or former directors or officers and each person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and their heirs and legal representatives.

The Company’s bylaws authorize it to purchase and maintain insurance for the benefit of each of the Company’s current or former directors or officers and each person who acts or acted at the Company’s request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and their heirs and legal representatives.

At present, the Company is not aware of any pending or threatened litigation or proceeding involving any of the Company’s directors, officers, employees or agents in which indemnification would be required or permitted.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

The following is a list of exhibits filed as part of this Registration Statement:

3.1  Certificate of Incorporation dated October 30, 1997*
3.2  Certificate of Name Change*
3.3  Articles*
3.4  By-laws*
4.1  2007 Stock Incentive Plan
5.1  Opinion & Consent of SteadyLaw Group, LLP
23.1  Consent of Morgan & Company

*	Filed as exhibits to our Form 20-F for the year ended December 31, 2001, filed August 19, 2002, and incorporated herein by reference.

ITEM 9. UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Nanaimo, British Columbia, Canada, on February 2, 2007.

Pure Capital Incorporated
/s/ ALAN M. BROWN
By: Alan M. Brown
President